Exhibit 99.1

TransUnion Announces Agreement to Sell TransUnion Healthcare to Clearlake Capital Group-Backed nThrive for $1.7 Billion

Chicago, IL, Oct. 26, 2021 – TransUnion (NYSE: TRU) has signed a definitive agreement to sell TransUnion Healthcare, Inc. (“TransUnion Healthcare”) to nThrive, Inc. (“nThrive”), a leading healthcare revenue cycle management (“RCM”) software-as-a-service (“SaaS”) platform backed by Clearlake Capital Group, L.P. (together with certain affiliates, “Clearlake”).

The transaction consideration is $1.735 billion in cash, and the transaction is expected to result in approximately $1.4 billion in after-tax proceeds at current tax rates. The parties are targeting to close the transaction in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions and regulatory approvals. The proceeds will help TransUnion prepay debt and fund future M&A transactions that reinforce, extend and scale its core positions and which can be leveraged globally – such as the pending acquisitions of Neustar and Sontiq, both of which are expected to accelerate TransUnion’s long-term revenue growth.

“With the divestiture of TransUnion Healthcare, TransUnion will bring greater focus to our position as a global information and insights company providing credit, marketing and fraud mitigation solutions to help businesses and consumers transact with greater certainty,” said Chris Cartwright, President and CEO of TransUnion. “The transaction will also allow TransUnion Healthcare to benefit from ownership whose priorities and expertise are solely focused on healthcare revenue cycle management.”

Clearlake intends to combine TransUnion Healthcare with its portfolio company, nThrive, to strengthen its portfolio with powerful healthcare data and analytics capabilities that enable simple, efficient and accurate end-to-end RCM outcomes for healthcare providers and payers.

“We are confident that nThrive’s outstanding leadership and complementary portfolio make nThrive an ideal home for TransUnion Healthcare, and we look forward to a seamless transition,” added Cartwright.

About TransUnion (NYSE: TRU)

TransUnion is a global information and insights company that makes trust possible in the modern economy. We do this by providing a comprehensive picture of each person so they can be reliably and safely represented in the marketplace. As a result, businesses and consumers can transact with confidence and achieve great things. We call this Information for Good.®

A leading presence in more than 30 countries across five continents, TransUnion provides solutions that help create economic opportunity, great experiences, and personal empowerment for hundreds of millions of people.

http://www.transunion.com/business

About TransUnion Healthcare

TransUnion Healthcare, a wholly owned subsidiary of TransUnion, makes trust possible by creating simplicity and transparency throughout the healthcare ecosystem to improve health and financial outcomes. TransUnion Healthcare is expected to generate approximately $190 million of revenue in 2021 at a mid-40 percent Adjusted EBITDA margin. TransUnion Healthcare helps over 1,850 hospitals and 650,000 physicians collectively recover more than $1.2 billion annually in revenue. TransUnion Healthcare’s Revenue Protection® solutions leverage comprehensive data, accurate insights and industry expertise to engage patients early, ensure earned revenue gets paid and optimize payment strategies.

https://www.transunionhealthcare.com

TransUnion Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including our guidance and descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “guidance,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” or the negative of these words and other similar expressions.

Factors that could cause TransUnion’s actual results to differ materially from those described in the forward-looking statements include: the effects of the COVID-19 pandemic and the timing of the recovery from the COVID-19 pandemic; the possibility that the expected benefits of the proposed TransUnion Healthcare divestiture will not be realized, or will not be realized within the expected time period; failure to obtain governmental approvals of the proposed TransUnion Healthcare divestiture in the expected time period, or at all; the impact of the proposed TransUnion Healthcare divestiture on TransUnion’s businesses and the risk that consummating the proposed TransUnion Healthcare divestiture may be more difficult, time-consuming or costly than expected; the possibility that the proposed TransUnion Healthcare divestiture does not close, including failure to satisfy the closing conditions; failure to realize the synergies and other benefits expected from the proposed acquisitions of Neustar and Sontiq; delays in closing the proposed acquisitions; the possibility that the proposed acquisitions, including the integration of Neustar and Sontiq, may be more costly to complete than anticipated; risks related to the distraction of management from ongoing business operations and other opportunities due to the proposed acquisitions and the proposed TransUnion Healthcare divestiture; business disruption related to the proposed acquisitions and the proposed TransUnion Healthcare divestiture; the effects of pending and future legislation and regulatory actions and reforms; macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets and other macroeconomic factors beyond TransUnion’s control; risks related to TransUnion’s indebtedness, including TransUnion’s ability to make timely payments of principal and interest and TransUnion’s ability to satisfy covenants in the agreements governing its indebtedness; and other one-time events and other factors that can be found in TransUnion’s Annual Report on Form 10-K for the year ended December 31, 2020, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion’s website (www.transunion.com/tru) and on the Securities and Exchange Commission’s website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.

Contact

Dave Blumberg
dblumberg@transunion.com
312-972-6646